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Exhibit 99.1

[CAPSTONE TURBINE CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE

CAPSTONE TURBINE ANNOUNCES COMMON STOCK OFFERING

        CHATSWORTH, Calif., May 1, 2014 (GLOBE NEWSWIRE)—Capstone Turbine Corporation (NASDAQ: CPST) (the "Company") today announced that it has entered into an underwriting agreement to sell 18,825,000 shares of its common stock at a price to the public of $1.70 per share for gross proceeds of approximately $32.0 million. The shares were allocated to a single institutional investor. The net proceeds from the sale of the shares, after underwriting discounts and commissions, will be approximately $30.2 million. The offering is expected to close on or about May 6, 2014, subject to the satisfaction of customary closing conditions. The Company intends to use the proceeds from the offering to fund general working capital requirements and for other general corporate purposes.

        Cowen and Company, LLC and FBR & Co. are acting as the book-running managers of the offering. Craig-Hallum Capital Group, LLC is co-manager of the offering.

        A shelf registration statement relating to the above-described securities was previously filed and declared effective by the Securities and Exchange Commission (the "SEC"). The offering is being made only by means of a preliminary prospectus supplement and accompanying base prospectus forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and accompanying base prospectus, and when available, the final prospectus supplement, related to this offering may be obtained from the SEC's website at http://www.sec.gov. When available, electronic copies of the preliminary prospectus supplement, the final prospectus supplement and accompanying base prospectus related to this offering may also be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140). Before you invest, you should read the preliminary prospectus supplement, the final prospectus supplement and the accompanying base prospectus in the registration statement and other related documents incorporated by reference therein.

        This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Capstone Turbine Corporation

        Capstone Turbine Corporation (NASDAQ: CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped approximately 7,000 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

        "Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

Source:	Capstone Turbine Corporation
Contact:	Capstone Turbine Corporation ir@capstoneturbine.com, 818-407-3628

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  Exhibit 99.1
CAPSTONE TURBINE ANNOUNCES COMMON STOCK OFFERING